Exhibit 10.6(iii)
NONQUALIFIED STOCK OPTION AGREEMENT
FINGERHUT DIRECT MARKETING, INC.
2008 EQUITY AND INCENTIVE PLAN
(NONEXECUTIVE EMPLOYEES)
          THIS AGREEMENT, made effective as of this 8th day of August, 2008 (the “Date of Grant”), by and between Fingerhut Direct Marketing, Inc., a Delaware corporation (the “Company”), and [Insert Participant Name] (“Participant”).
W I T N E S S E T H:
          WHEREAS, Participant on the date hereof is an employee or officer of the Company or one of its Affiliates; and
          WHEREAS, the Company wishes to grant a nonqualified stock option to Participant to purchase shares of the Company’s Common Stock pursuant to the Company’s 2008 Equity and Incentive Plan (the “Plan”); and
          WHEREAS, the Committee has authorized the grant of a nonqualified stock option to Participant and has determined that, as of the effective date of this Agreement, the fair market value of the Company’s Common Stock is $0.009 per share;
          NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:
1. Grant of Option. The Company hereby grants to Participant on the Date of Grant, the right and option (the “Option”) to purchase all or portions of an aggregate of [Insert Number of Shares] (•) shares of Common Stock at a per share price of $0.009 on the terms and conditions set forth herein, and subject to adjustment pursuant to Section 11 of the Plan. This Option is not intended to be an incentive stock option within the meaning of Section 422 of the Code, or any successor provision, and the regulations thereunder. Capitalized terms not defined herein shall have the meanings set forth in the Plan.
2. Duration and Exercisability.
a.	General. The term during which this Option may be exercised shall terminate on a date which is ten (10) years from the Date of Grant (the “Expiration Date”), except as otherwise provided in Paragraphs 2(b) through 2(e) below. This Option shall become exercisable according to the following schedule:

Vesting Date	Number of Shares

May 21, 2009	F•]
May 21, 2010	F•]
May 21, 2011	F•]
May 21, 2012	F•]

Once the Option becomes exercisable to the extent of any of the aggregate number of shares specified in Paragraph 1, Participant may continue to exercise this Option with respect to such shares under the terms and conditions of this Agreement until the termination of the Option as provided herein. If Participant does not purchase upon an exercise of this Option the full number of shares which Participant is then entitled to purchase, Participant may purchase upon any subsequent exercise prior to this Option’s termination such previously unpurchased shares in addition to those Participant is otherwise entitled to purchase.

Notwithstanding anything herein to the contrary, in the event a Public Offering becomes effective prior to July 31, 2010, the tranche of the Option scheduled to vest on May 21, 2012 shall become fully exercisable on the date such Public Offering becomes effective.

b.	Termination of Employment (other than Termination for Cause, Disability or Death). If Participant’s Employment with the Company and its Affiliates is terminated for any reason other than termination by the Company for Cause, Disability, or death, this Option shall terminate on the earlier of (i) ninety (90) days following the date of such termination of Employment, and (ii) the Expiration Date of this Option stated in Paragraph 2(a) above. In such period following the termination of Participant’s Employment, this Option shall be exercisable only to the extent the Option was exercisable on the vesting date immediately preceding such termination of Employment, but had not previously been exercised. To the extent this Option was not exercisable upon such termination of Employment, or if Participant does not exercise the Option within the time specified in this Paragraph 2(b), all rights of Participant under this Option shall be forfeited.

c.	Termination of Employment for Cause. If Participant’s Employment with the Company and its Affiliates is terminated for Cause, the unexercised portion of this Option shall immediately expire, and all rights of Participant under this Option shall be forfeited.

d.	Termination of Employment — Disability. If Participant’s Employment with the Company and its Affiliates terminates because of Disability, this Option shall terminate on the earlier of (i) one (1) year following the date of such termination of Employment, and (ii) the Expiration Date of this Option stated in Paragraph 2(a) above. In such period following the termination of Participant’s Employment, this Option shall be fully exercisable, whether or not any portion of the Option was not exercisable immediately prior to such termination of Employment (but only to the extent it had not previously been exercised). If Participant does not exercise the Option within the time specified in this Paragraph 2(d), all rights of Participant under this Option shall be forfeited.

e.	Termination of Employment — Death. In the event of Participant’s death, this Option shall terminate on the earlier of (i) one (1) year following the date of the

Participant’s death, and (ii) the Expiration Date of this Option stated in Paragraph 2(a) above. In such period following Participant’s death, this Option shall be fully exercisable by the person or persons to whom Participant’s rights under this Option shall have passed by Participant’s will or by the laws of descent and distribution (but only to the extent it had not previously been exercised). If such person or persons do not exercise this Option within the time specified in this Paragraph 2(e), all rights under this Option shall be forfeited.
3. Manner of Exercise.
a.	General. The Option may be exercised only by Participant (or other proper party in the event of death or incapacity), subject to the conditions of the Plan and subject to such other administrative rules as the Committee may deem advisable, by delivering within the option period written notice of exercise to the Company at its principal office. The notice shall state the number of shares as to which the Option is being exercised and shall be accompanied by payment in full of the option price for all shares designated in the notice. The exercise of the Option shall be deemed effective upon receipt of such notice by the Company and upon payment that complies with the terms of the Plan and this Agreement. The Option may be exercised with respect to any number or all of the shares as to which it can then be exercised and, if partially exercised, may be so exercised as to the unexercised shares any number of times during the option period as provided herein.

b.	Form of Payment. The Participant’s payment of the option price in full at the time of exercise shall be (i) in cash or cash equivalents, (ii) with the consent of the Committee, in Shares, valued at the Fair Market Value on the date of exercise, or (if permitted by the Committee and subject to such terms and conditions as it may determine) by surrender of outstanding Awards under the Plan, or (iii) in accordance with such procedures or in such other form as the Committee shall from time to time determine (including by permitting broker’s cashless exercise procedure).

c.	Stock Transfer Records. As soon as practicable after the effective exercise of all or any part of the Option, Participant shall be recorded on the stock transfer books of the Company as the owner of the shares purchased, and the Company shall deliver to Participant one or more duly issued stock certificates evidencing such ownership. All requisite original issue or transfer documentary stamp taxes shall be paid by the Company.
4. Transfer Restrictions and Mechanics.
a.	Definitions. Solely for purposes of this Paragraph 4 and Paragraph 5(k), the following terms have the respective meanings set forth below:
(i)	“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, and shall include, with respect to any Investor, any managed account, investment fund or other vehicle for which such Investor or any Affiliate or such Investor acts as an investment advisor or portfolio manager; provided, that with respect to Bain Capital, the term Affiliate shall be deemed to include any Person under common management with Bain Capital.

(ii)	“As-Converted Basis” shall mean, for purposes of determining the number of shares of Common Stock outstanding, a basis of calculation which takes into account (a) the number of shares of Common Stock actually issued and outstanding at the time of such determination, and (b) the number of shares of Common Stock that is then issuable upon the exercise or conversion of all outstanding securities or rights convertible into or exercisable for Common Stock, including without limitation, the Series A Preferred Stock, Series B Preferred Stock and the Warrants and the number of shares of Common Stock that would be issuable upon the conversion of the Series A Preferred Stock then issuable upon exercise of the Warrants, but excluding stock options and any other warrants for the purchase of any shares of Common Stock, Series A Preferred Stock or Series B Preferred Stock.

(iii)	“Bain Capital” means Bain Capital Venture Fund 2007, L.P.

(iv)	“Common Stock” shall mean the Company’s common stock, par value $0.00001 per share.

(v)	“Investors” shall mean the Investors that are or hereafter become a party to Investors Stockholders Agreement.

(vi)	“Investors Stockholders Agreement” shall mean the Stockholders Agreement dated as of May 15, 2008, among the Company and the Investors named therein, as such agreement is amended, modified or replaced from time to time.

(vii)	“Option Shares” shall mean shares of Common Stock issued or issuable to the Participant pursuant to this Agreement.

(viii)	“Permitted Transferee” means any of the following Persons to whom or to which a Participant Transfers any Option Shares: (a) a family member of the Participant or a trust established for the benefit thereof; and (b) a transferee of the Participant by will or the laws of intestate succession.

(ix)	“Person” shall be construed broadly and shall include without limitation an individual, a partnership, a corporation, an association, a joint stock corporation, a limited liability corporation, a trust, a joint venture, an unincorporated organization and a governmental authority.

(x)	“Qualified Public Offering” means an underwritten public offering of shares of Common Stock in which the aggregate net proceeds to the

Company equal or exceed $75 million and the public offering price per share is not less than $0.2235 (as adjusted appropriately in the event of any subdivision, combination, reorganization, recapitalization, reclassification, stock dividend or similar event affecting the Common Stock) and after which the Common Stock is listed on the New York Stock Exchange or the Nasdaq National Market.

(xi)	“Sale of the Company” means (i) a sale of all or substantially all of the assets of the Company, (ii) an acquisition of the Company by one or more persons or entities by means of any transaction or series of related transactions (including any reorganization, merger, consolidation) where the voting securities of the Company outstanding immediately preceding such transaction or the voting securities issued with respect to the voting securities of the Company outstanding immediately preceding such transaction represent less than 50% of the voting securities of the Company or surviving entity, as the case may be, following such transaction, or (iii) a transaction or series of related transactions resulting in the transfer of shares representing more than 50% of the voting securities of the Company. A sale (or multiple related sales) of one or more subsidiaries of the Company (whether by way of merger, consolidation, reorganization or sale of all or substantially all assets or securities) which constitutes all or substantially all of the consolidated assets of the Company shall be deemed a sale of substantially all the assets of the Company for purposes of the foregoing definition.

(xii)	“Series A Preferred Stock” means the Series A Convertible Preferred Stock, par value $0.00001 per share, of the Company.

(xiii)	“Series B Preferred Stock means the Series B Convertible Preferred Stock, par value $0.00001 per share, of the Company.

(xiv)	“Shares” shall mean shares of Common Stock and Series A Preferred Stock, and warrants for the purchase of any shares of Common Stock and Series A Preferred Stock.

(xv)	“Transfer” shall mean any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including, but not limited to, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, of any Shares.
b.	Notice of Transfer. The Participant may not Transfer any Option Shares other than as set forth in Paragraph 4(e) hereof unless (i) the Participant shall have received a bona-fide arm’s length offer (an “Offer”) to purchase such Option Shares from a third party who has agreed in writing be bound by the terms of this

Agreement and who the Participant reasonably believes has the financial capacity to fund such purchase, (ii) such Participant gives written notice (the “Notice”) to the Company at least thirty (30) days prior to the closing of such proposed Transfer as described below, and (iii) such Participant otherwise complies with this Paragraph 4. Promptly after receipt of such Notice, the Company shall provide a copy thereof to the Investors. The Notice shall describe in reasonable detail the proposed Transfer including, without limitation, the number of Option Shares to be transferred (the “Offered Shares”), the nature of such Transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee.
c.	Right of First Refusal and Co-Sale Rights. For a period of ten (10) days following receipt of any Notice, the Company shall have the right (the “Company Refusal Right”) upon written notice to the Participant to elect to purchase all or any part of the Offered Shares on the same terms and conditions set forth in the Notice, and for a period of twenty (20) days following the receipt of the Notice, each Investor shall have, upon written notice to the Participant, either (a) the right (the “Right of First Refusal”), subject to the Company Refusal Right, to elect to purchase all or any part of the Offered Shares on the same terms and conditions as set forth in the Notice or (b) the right (the “Co-Sale Right”) to elect to sell on such terms all or any part of that number of Shares then owned by such Investor (the “Co-Sale Shares”) equal to the product obtained by multiplying (i) the aggregate number of Offered Shares by (ii) a fraction the numerator of which is the number of shares of Common Stock owned by all of the Investors (on an As-Converted Basis) and the denominator of which is the total number of shares of Common Stock owned by the Participant and all of the Investors (on an As-Converted Basis).
(i)	If the Company does not elect to purchase all of the Offered Shares within the ten (10) day period specified above, the Company shall give prompt written notice to the Investors setting forth the number of Offered Shares not purchased by the Company (the “Remaining Shares”). The Remaining Shares shall be allocated among the Investors who have exercised the Right of First Refusal (the “Participating Investors”) as follows: there shall first be allocated to each Participating Investor a number of Remaining Shares equal to the lesser of (i) the number of Remaining Shares which the Participating Investor has elected to purchase and (ii) such Participating Investor’s Refusal Right Pro Rata Share (as defined below) of the Remaining Shares. The balance of the Remaining Shares which the Participating Investors have elected to purchase shall be allocated to the Participating Investors who have elected to purchase more than their Refusal Right Pro Rata Share of the Remaining Shares pro rata based on the number of Remaining Shares which each Participating Investor has elected to purchase in excess of such Participating Investor’s Refusal Right Pro Rata Share of the Remaining Shares. Each Participating Investor’s “Refusal Right Pro Rata Share” shall be equal to the fraction (i) the numerator of which is the number of shares of Common

Stock owned by such Participating Investor (on an As-Converted Basis) and (ii) the denominator of which is the total number of shares of Common Stock owned by all of the Participating Investors (on an As-Converted Basis).
(ii)	Each Investor who has exercised the Co-Sale Right (a “Co-Sale Participant”) shall be entitled to sell a number of Co-Sale Shares equal to the lesser of (a) the number of Offered Shares which the Co-Sale Participant has elected to sell and (b) such Co-Sale Participant’s Co-Sale Pro Rata Share of the Offered Shares which are not purchased by the Company pursuant to the Company Refusal Right or by the Participating Investors pursuant to the Right of First Refusal (the “Co-Sale Remaining Shares”). Each Participant’s “Co-Sale Pro Rata Share” shall be equal to the fraction (i) the numerator of which is the number of shares of Common Stock owned by such Co-Sale Participant (on an As-Converted Basis) and (ii) the denominator of which is the total number of shares of Common Stock owned by the Participant and all of the Investors (on As-Converted Basis).
(iii)	Any proposed Transfer at a different price or on terms and conditions more favorable to the transferee(s) than specified in the Notice, or not completed within the time specified in this Paragraph 4(b), as well as any subsequent proposed Transfer of any Shares by a Stockholder, shall again be subject to the Company Refusal Right and the Right of First Refusal and Co-Sale Rights of the Investors, and shall require compliance by the Participant with the procedures described in this Paragraph 4.
(iv)	The exercise or non-exercise of the Right of First Refusal or the Co-Sale Rights by the Investors in respect of one or more Transfers of Shares made by any Participant shall not adversely affect their rights to participate in subsequent Transfers of Shares subject to this Paragraph 4.
d.	Transfer Mechanics.
(i)	If (i) the Company and/or the Participating Investors elect to purchase all of the Offered Shares subject to the Notice or (ii) the Company and/or the Participating Investors elect to purchase less than all the Offered Shares and the prospective purchaser identified in the Notice does not agree to purchase any of the Offered Shares not so purchased, the following provisions shall apply: The Company and/or Participating Investors shall effect the purchase of the Offered Shares and/or Remaining Shares on a date specified by the Participant by notice to the Company and/or the Participating Investors not earlier than the later of (x) ten (10) days after such notice or (y) thirty (30) days after the receipt of the Notice by the Investors. On the date of such purchase, the Participant shall deliver to the Company and/or the Participating Investors, as applicable, the certificates representing the Shares to be purchased by the

Company and/or the Participating Investors, each certificate to be properly endorsed for transfer, in exchange for payment by the Company and/or the Participating Investors, as applicable, of the purchase price for the Shares.
(ii)	If (i) the Company and the Participating Investors do not elect to purchase any of the Offered Shares or (ii) the Company and/or the Participating Investors elect to purchase less than all of the Offered Shares and the prospective purchaser agrees to purchase less than all of the Offered Shares, the following provisions shall apply: The Participant may, not later than forty (40) days following delivery to the Company of the Notice, enter into an agreement providing for the closing of the Transfer to the third party purchaser(s) identified in the Notice of any Offered Shares with respect to which neither the Company Refusal Right nor the Right of First Refusal has been exercised, together with the closing of the purchase of any Shares to be sold by any Co-Sale Participant, such purchase to occur within thirty (30) days of such agreement at a price and on terms and conditions no more favorable to the transferee(s) thereof than specified in the Notice. Simultaneously with such purchase there shall occur the purchase of any Offered Shares with respect to which the Company Refusal Right or the Right of First Refusal has been exercised. On the date of such purchase, each Co-Sale Participant shall be paid that portion of the sale proceeds to which such Co-Sale Participant is entitled by reason of its participation in such sale and the Company and/or each Participating Investor, as applicable, shall pay the Participant the purchase price to be paid by such Person for the Offered Shares purchased by them. Upon receipt of such payment, each Co-Sale Participant shall promptly deliver to the Participant for Transfer to the prospective purchaser(s) and, if applicable, the Participant shall deliver to the Company and/or the Participating Investors, one or more certificates properly endorsed for transfer which represent the Shares to be sold by each such Person pursuant to this Paragraph 4. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase Shares from a Co-Sale Participant exercising its Co-Sale Rights hereunder, such Participant shall not sell to such prospective purchaser or purchasers any Shares unless and until, simultaneously with such sale, such Participant shall purchase such Shares from such Co-Sale Participant on the same terms and conditions specified in the Notice.
(iii)	If the consideration to be paid for the Shares by the third party purchaser shall be other than cash, the Company or the Participating Investors, as applicable, exercising the Company Refusal Right or the Right of First Refusal may in lieu of such consideration pay cash equal to the fair market value of such consideration as mutually agreed between the Participant and the holders of a majority of the Shares as to which the Right of First Refusal and Company Refusal Right have been exercised. If such mutual agreement cannot be reached, the Appraisal Procedure set forth in the Company’s Amended and Restated Certificate of Incorporation shall be followed mutatis mutandis and the time periods in Paragraph 4(b) shall be extended by the time needed to determine such fair value.
e.	Exempt Transfers.
(i)	The Participant may Transfer Option Shares without complying with the provisions of Paragraph 4 if such Transfer is to any Permitted Transferee; provided that in the event of any Transfer made pursuant to this Paragraph 4(e), (A) the Participant shall inform the Company of such Transfer prior to effecting it, and (B) the transferee shall furnish the Company with a written agreement, reasonably satisfactory to the Company, to be bound by and comply with all provisions of this Paragraph 4 as if such transferee were the Participant. Such Transferred Option Shares shall remain Option Shares hereunder.
f.	Notwithstanding the foregoing, the provisions of Paragraph 4 hereof shall not apply to the sale of any Shares to the public pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under Securities Act of 1933, as amended (the “Securities Act”).
g.	Transfers to Competitors. Any other provision of this Agreement to the contrary notwithstanding, other than in connection with a Sale of the Company, prior to a Qualified Public Offering, no Transfer of Option Shares may be made by the Participant to a competitor of the Company or any person or entity that invests in any such competitor, as determined in good faith by the Board.
h.	Stockholder Lockup Agreements in Connection with Initial Public Offering. Notwithstanding anything in the Plan to the contrary, the Participant agrees that, subject to any early release provisions that apply generally to stockholders of the Company, the Participant will not, if reasonably requested by the managing underwriter, for a period of up to 180 days following the effective date of the registration statement for an initial public offering directly or indirectly sell, offer to sell, grant any option for the sale of, or otherwise dispose of any Common Stock or securities convertible into Common Stock, except for (i) transactions relating to Common Stock or other securities acquired in open market transactions after the completion of the initial public offering, and (ii) Transfers to Permitted Transferees (each of whom shall have furnished to the Company and the managing underwriter their written consent to be bound by this Paragraph 4 or a similar agreement satisfactory to the Company).
i.	Consequences of Prohibited Transfer. Any attempt by a Participant to Transfer Option Shares in violation of the terms of this Paragraph 4 shall be void, and the Company will not effect such a Transfer nor will it treat any alleged transferee as the holder of such Option Shares.

j.	Legend. Each certificate representing the Option Shares subject to the terms of this Agreement shall be endorsed with the following legend or legend(s) containing substantially similar information (in addition to any legend required under applicable securities laws or otherwise):
THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A OF SUCH ACT. THE SALE OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF AN OPTION AGREEMENT TO WHICH THE HOLDER HEREOF AND THE COMPANY ARE PARTIES. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.
This legend shall be removed upon termination of this Paragraph 4. The Participant consents to the Company making a notation on its records and giving instructions to any transfer agent of the Company’s securities and capital stock in order to implement the restrictions on transfer established in this Paragraph 4.
j.	The Participants agree that the Company may instruct its transfer agent to impose transfer restrictions on Option Shares represented by certificates bearing the legend referred to in Paragraph 4(i) above to enforce the provisions of this Paragraph 4. The legend shall be removed upon termination of this Paragraph 4.
k.	Drag Along Rights.
(i)	In the event that the holders of at least 66% of the then outstanding shares of Series B Preferred Stock (the “Proposing Stockholders”) agree to and accept an offer from a third party or third parties not Affiliated with any Proposing Stockholder (a “Buyer”) to consummate a transaction or series of related transactions with such Buyer pursuant to which Buyer would acquire all of the Shares held by such Proposing Shareholders for a specified price payable in cash, securities or other consideration and on specified terms and conditions, the Participant shall be required, if so demanded by the Proposing Shareholders (a “Drag Along Notice”) to sell all of the Participant’s Option Shares to such Buyer in such transaction(s) and to participate in such transaction(s) (a “Drag Along Sale”).
(ii)	The provisions of this Paragraph 4(k) shall apply regardless of the form of consideration received in the Drag Along Sale, and the Participant shall (i) if the Drag Along Sale is structured as a merger or consolidation, waive any dissenters’ rights, appraisal rights or similar rights in connection with such merger or consolidation, or (ii) if the Drag Along Sale is structured as a sale, agree to sell all of the Participant’s Option Shares on the terms and conditions approved by the Proposing Stockholders. The Participant (a) shall be subject to the same terms and conditions, and (b) shall execute such documents and take such actions as may be reasonably required by the Company and the Proposing Shareholders.
(iii)	Upon the consummation of the Drag Along Sale, the Participant (i) shall receive the same form of consideration and the same amount of consideration per share of Common Stock (on an As Converted Basis) as every other holder of any class or series of Shares, except to the extent otherwise approved in connection with Section 2 of the Amended and Restated Certificate of Incorporation of the Company, as amended from time to time, and (ii) shall be given the same option, if any, as any other holders of any other class or series of Shares as to the form of consideration to be received.
(iv)	Transfer Mechanics; Further Assurances.
(a)	At least five (5) days prior to the consummation of a Drag Along Sale (which date and the place and time of such consummation shall be designated by the Proposing Stockholders and provided to the Participant in the Drag Along Notice), the Participant shall deliver for transfer to the Buyer one or more certificates, properly endorsed for transfer in form satisfactory to the Proposing Stockholders, which represent all of the Option Shares held by the Participant, duly executed and free and clear of any liens. The certificate(s) delivered by the Participant shall be transferred to the Buyer identified in the Drag Along Notice as part of the consummation of the Drag Along Sale. Upon receipt of the proceeds of the Drag Along Sale, the Proposing Stockholders shall promptly remit to the Participant that portion of such proceeds to which the Participant is entitled by reason of the Participant’s participation in such sale.
(b)	In connection with a Drag Along Sale, the Participant agrees to execute and deliver such agreements as may be reasonably specified by the Proposing Stockholders to which such Proposing Stockholders will also be party, on the same terms, including, without limitation, agreements to (a) (i) made individual representation, warranties, covenants and other agreements as to the unencumbered title to the Participant’s Option Shares and the power, authority and legal right to Transfer such Option Shares and to enter into the agreements relating thereto and the absence of any adverse claim with respect to such Option Shares (but shall not be required to make individual representations or warranties with respect to any of the Company’s operations, activities, financial condition or other characteristics) and (ii) be liable without limitation as to such individual representations, warranties, covenants and other agreements and (b) be liable (whether by purchase price adjustment, indemnity payments or otherwise) in respect of representations, warranties, covenants and agreements in respect of the Company; provided, however, that the aggregate amount of liability described in this clause (b) in connection with any sale of Shares shall not exceed the less of (i) the Participant’s pro rata portion of any such liability, to be determined in accordance with the Participant’s portion of the total number of Shares included in such Drag Along Sale (on an As Converted Basis) or (ii) the proceeds to such Participant in connection with such Drag Along Sale.
l.	Term. This Paragraph 4 shall continue in full force and effect from the date hereof through the earliest of the following dates, on which date it shall terminate in its entirety:
(i)	the date of the closing of a Qualified Public Offering; and
(ii)	the date of the consummation of a Sale of the Company.
For avoidance of doubt, this Paragraph 4 shall survive termination or expiration of this Agreement.
5. Miscellaneous.
a.	Employment-at-Will; Rights as Shareholder. This Agreement shall not confer on Participant any right with respect to continuance of Employment by the Company or any of its Affiliates, nor will it interfere in any way with the right of the Company to terminate such Employment. Participant’s Employment relationship with the Company and its Affiliates shall be employment-at-will, and nothing in this Agreement shall be construed as creating an employment contract for any specified term between Participant and the Company or any Affiliate. Participant shall have no rights as a shareholder with respect to shares subject to this Option until such shares have been issued to Participant upon exercise of this Option. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property), distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 11 of the Plan.
a.	Nonsolicitation. The Participant agrees that during the period of his Employment with the Company or any of its Affiliates and for the one (1) year period immediately following termination of such Employment for any reason, the Participant shall not (i) directly or indirectly, engage in the recruiting, soliciting or inducing of any nonclerical employee or employees of the Company or Affiliates to terminate their employment with, or otherwise cease their relationship with the Company or any of its Affiliates, or in hiring or assisting another person or entity to hire any nonclerical employee of the Company or any of its Affiliates or any person who within six (6) months before had been a nonclerical employee of the Company or any of their Affiliates and were recruited or solicited for such employment or other retention while an employee of the Company (other than any of the foregoing activities engaged in with the prior written approval of the Company); or (ii) directly or indirectly solicit, induce or encourage or attempt to persuade any agent, supplier or customer of the Company or any Affiliate to terminate such agency or business relationship. The Participant acknowledges that if (x) the Participant breaches any term or condition contained in this Paragraph 5(b) and (y) the Company provides the Participant with written notice of such breach, then (A) all of the Option that has not vested prior to the date of such notice shall be automatically forfeited and (B) the Company shall have the right to repurchase all of the Option Shares then held by the Participant at the per share cost paid by the Participant for such Option Shares.
b.	Securities Law Compliance. The exercise of all or any parts of this Option shall only be effective at such time as counsel to the Company shall have determined that the issuance and delivery of Common Stock pursuant to such exercise will not violate any state or federal securities or other laws. Participant may be required by the Company, as a condition of the effectiveness of any exercise of this Option, to agree in writing that all Common Stock to be acquired pursuant to such exercise shall be held, until such time that such Common Stock is registered and freely tradable under applicable state and federal securities laws, for Participant’s own account without a view to any further distribution thereof, that the certificates for such shares shall bear an appropriate legend to that effect and that such shares will be not transferred or disposed of except in compliance with applicable state and federal securities laws.
c.	Shares Reserved. The Company shall at all times during the option period reserve and keep available such number of shares as will be sufficient to satisfy the requirements of this Agreement.
d.	Withholding Taxes. In order to permit the Company to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to insure that, if necessary, all applicable federal and state payroll, income or other taxes are withheld from any amounts payable by the Company to Participant. If the Company is unable to withhold such federal and state taxes, for whatever reason, Participant hereby agrees to pay to the Company an amount equal to the amount the Company would otherwise be required to withhold under federal or state law. Subject to such rules as the Committee may adopt, the Committee may, in its sole discretion, permit Participant to satisfy such withholding tax obligations, in whole or in part (i) by delivering shares of Common Stock, or (ii) by electing to have the Company withhold shares of Common Stock otherwise issuable to Participant, in either case having a Fair Market Value equal to the minimum required tax withholding, based on the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to the supplemental income resulting from the exercise of the nonqualified stock option. In no event may the Company withhold shares having a Fair Market Value in excess of such statutory minimum required tax withholding. Participant’s election to have shares withheld for this purpose shall be made on or before the date the option is exercised or, if later, the date that the amount of tax to be withheld is determined under applicable tax law. Such election shall be approved by the Committee and otherwise comply with such rules as the Committee may adopt to assure compliance with Rule 16b-3, or any successor provision, as then in effect, of the General Rules and Regulations under the Securities Exchange Act of 1934, if applicable.
f.	Nontransferability. During the lifetime of Participant, the Option shall be exercisable only by Participant or by the Participant’s guardian or other legal representative, and shall not be assignable or transferable by Participant, in whole or in part, other than by will or by the laws of descent and distribution.
g.	2008 Equity and Incentive Plan. The Option evidenced by this Agreement is granted pursuant to the Plan, a copy of which Plan has been made available to Participant and is hereby incorporated into this Agreement. This Agreement is subject to and in all respects limited and conditioned as provided in the Plan. The Plan governs this Option and, except with respect to the lockup provisions contained in Paragraph 4(g), in the event of any questions as to the construction of this Agreement or in the event of a conflict between the Plan and this Agreement, the Plan shall govern, except as the Plan otherwise provides.
h.	Blue Sky Limitation. Notwithstanding anything in this Agreement to the contrary, in the event the Company makes any public offering of its securities and it is determined that it is necessary to reduce the number of issued but unexercised stock purchase rights so as to comply with any state securities or Blue Sky law limitations with respect thereto, and such determination is affirmed by the Board of Directors, unless the Board of Directors determines otherwise, (i) the exercisability of this Option and the date on which this Option must be exercised shall be accelerated, provided that the Company agrees to give Participant 15 days’ prior written notice of such acceleration, and (ii) any portion of this Option or any other option granted to Participant pursuant to the Plan which is not exercised prior to or contemporaneously with such public offering shall be canceled. Notice shall be deemed given when delivered personally or when deposited in the United States mail, first class postage prepaid and addressed to Participant at the address of Participant on file with the Company.
i.	Accounting Compliance. Participant agrees that, if a merger, reorganization, liquidation or other “transaction” as defined in Section 11 of the Plan occurs and Participant is an “affiliate” of the Company or any Affiliate (as defined in applicable legal and accounting principles) at the time of such transaction, Participant will comply with all requirements of Rule 145 of the Securities Act of 1933, as amended, and the requirements of such other legal or accounting principles, and will execute any documents necessary to ensure such compliance.
j.	Stock Legend. The Committee may require that the certificates for any shares of Common Stock purchased by Participant (or, in the case of death, Participant’s successors) shall bear an appropriate legend to reflect the restrictions set forth in this Agreement; provided, however, that failure to so endorse any of such certificates shall not render invalid or inapplicable Paragraph 4.
k.	Scope of Agreement; Amendment. This Agreement shall bind and inure to the benefit of the Company, its Affiliates and its successors and assigns and Participant and any successor or successors of Participant permitted by Paragraph 2 or Paragraph 5(f) above. Notwithstanding anything in this Agreement or the Plan to the contrary, the Company expressly reserves the right to amend this Agreement without Participant’s consent to the extent necessary or desirable to comply with Code Section 409A, and the regulations, notices and other guidance of general applicability issued thereunder. Notwithstanding anything herein in this Agreement or the Plan to the contrary, any provision of Paragraph 4 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent given by the Company and Investors holding sixty-six percent (66%) of the then outstanding Series B Preferred Stock, and no consent from the Participant shall be required unless such amendment or waiver creates material additional obligations for the Participant under this Agreement which are substantially different from any obligations imposed on holders of Common Stock under the Investors Stockholders Agreement (in which case, the consent of participants under restricted stock or option agreements who are bound by terms and conditions of similar tenor to this Agreement who hold more than fifty percent (50%) of the total of all restricted shares and option shares held by all such participants thereunder and hereunder shall be required for any such amendment or waiver which does create such material additional obligations).

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

FINGERHUT DIRECT MARKETING, INC
By:
Its:

Participant